Exhibit 15.1

                       Consent of Independent Registered Public Accounting Firm

The Board of Directors
RiT Technologies Ltd.:

We consent to the incorporation by reference in the Registration Statements of RiT Technologies Ltd. on Form S-8 (File No., 333-90750, 333-117646, 333-141680 and 333-169241) and Form F-3 (File No. 333-183566) of RiT Technologies Ltd. of our report dated April 30, 2013, with respect to the consolidated balance sheets as of December 31, 2012 and 2011 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 20-F of RiT Technologies Ltd.

/s/ Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International

Tel Aviv, Israel

April 30, 2013